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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                  SCHEDULE 13G

                    Under the Securites Exchange Act of 1934
                               (Amendment No. 1 )*

                                J2 Communications
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   466254 20 8
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                                 (CUSIP Number)

                                    1-31-2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [_]  Rule 13d-1(b)
        [_]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)



--------------------------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------------                              -------------------------
CUSIP No. 466254 20 8                  13G                  Page 2 of 5 Pages
-------------------------                              -------------------------

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1.        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          James P. Jimirro

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2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [_]
                                                                         (b) [_]

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3.        SEC USE ONLY

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4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

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                     5.      SOLE VOTING POWER

    NUMBER OF                500,336

     SHARES        -------------------------------------------------------------
                     6.      SHARED VOTING POWER
  BENEFICIALLY
                             0
    OWNED BY
                   -------------------------------------------------------------
      EACH           7.      SOLE DISPOSITIVE POWER

    REPORTING                500,336

      WITH         -------------------------------------------------------------
                     8.      SHARED DISPOSITIVE POWER

                             0

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9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          500,336

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10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    [_]

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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          27.17%

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12.       TYPE OF REPORTING PERSON*

          IN

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                                  Page 3 of 5



Item 1(a).    Name of Issuer

              J2 Communications

Item 1(b).    Address of Issuer's Principal Executive Offices

              10850 Wilshire Blvd., Suite 1000
              Los Angeles, CA 90024

Item 2(a).    Name of Person Filing

              James P. Jimirro

Item 2(b).    Address of Principal Business Office, or, if None, Residence

              10850 Wilshire Blvd., Suite 1000
              Los Angeles, CA 90024

Item 2(c).    Citizenship

              United States of America

Item 2(d).    Title of Class of Securities

              Common Stock

Item 2(e).    CUSIP Number

              466254 20 8

Item 3.       Not Applicable

Item 4.       Ownership

              (a)   Amount Beneficially Owned:  500,336

              (b) Percent of Class: 27.17% (including 266,669 shares underlying options that are exercisable within 60 days of January 31, 2002).

              (c)   Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote:

                           500,336

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                                  Page 4 of 5


                  (ii)  shared power to vote or to direct the vote:

                        0

                  (iii) sole power to dispose or to direct the disposition of:

                        500,336

                  (iv)  shared power to dispose or to direct the disposition of:

                        0

Item 5.     Ownership of Five Percent or Less of a Class

            Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Clarification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable

Item 8.     Identification and Classification of Members of the Group

            Not Applicable

Item 9.     Notice of Dissolution of Group

            Not Applicable

Item 10.    Certification

            Not Applicable

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                                  Page 5 of 5



                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     3-26-2002
                                         ---------------------------------------
                                                        Date

                                                 /s/ James P. Jimirro
                                         ---------------------------------------
                                                      Signature

                                                   James P. Jimirro
                                         ---------------------------------------
                                                     Name/Title